Exhibit 23.02
Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-236491), Form S-4 (No. 333-117914), and Form S-8 (Nos. 333-64179, 333-87593, 333-41944, 333-58046, 333-97729, 333-100426, 333-107832, 333-117913, 333-127971, 333-129072, 333-136118, 333-140942, 333-143880, 333-149131, 333-149132, 333-151851, 333-155314, 333-159778, 333-165438, 333-168295, 333-171154, 333-174242, 333-175416, 333-175417, 333-176477, 333-176663, 333-178369, 333-181535, 333-181539, 333-192514, 333-193299, 333-195987, 333-203546, 333-213340) of eBay Inc. of our report dated April 28, 2022, relating to the consolidated financial statements of Adevinta ASA as of and for the years ended December 31, 2021 and 2020 appearing in this Annual Report on Form 10-K/A of eBay, Inc.

/s/ Ernst & Young AS
Oslo, Norway
May 10, 2022